UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 21, 2012

TeleTech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-11919	84-1291044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9197 S. Peoria Street, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

(303) 397-8100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2012, TeleTech Holdings, Inc. (the “Company”) announced that Martin DeGhetto, currently the Company’s Executive Vice President of Operations and Information Technology, has been appointed to the position of Chief Operations Officer of the Company, effective September 3, 2012.

Mr. DeGhetto, 54, joined the Company as an Executive Vice President of Operations in March 2010 and assumed the responsibilities over the Company’s information technology operations in February 2012.  From 2008 to 2010, Mr. DeGhetto served as executive vice president for the Commercial Division at Connextions, Inc., a privately-held technology and business services provider to the health care industry, where he was responsible for client satisfaction, profitability, and growth for their commercial clients.  From 1999 to 2008, Mr. DeGhetto was employed at Convergys Corporation, a customer management company listed on the New York Stock Exchange.  While at Convergys, Mr. DeGhetto held the positions of senior vice president, North American/European Operations from 2003 to 2008, where he was primarily responsible for the company’s United States, Canada and Europe operations, and vice president, technical support services from 1999 to 2003.  From 1996 to 1999, Mr. DeGhetto was vice president, International Customer Service with American Express Company, a global services company listed on the New York Stock Exchange, where he was responsible for improving productivity, quality and costs for all international contact centers. Prior to joining American Express, DeGhetto was with AT&T/American Transtech from 1977 to 1996 where he held several operational and information technology leadership positions, including leading the Employee Benefit Services business unit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2012

TELETECH HOLDINGS, INC.
(Registrant)

	By:	/s/	Kenneth D. Tuchman
	Name:		Kenneth D. Tuchman
	Title:		Chief Executive Officer